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                                                                   EXHIBIT 99(b)

                PEW CHARITABLE TRUSTS TO SELL SUN COMPANY STOCK

     PHILADELPHIA, March 7, 1996 - Sun Company, Inc. (NYSE: SUN) and The Glenmede Trust Company announced that certain of the Pew charitable trusts plan to sell a total of 11,748,591 Sun Company, Inc. Depositary Shares by way of a registered underwritten public offering filed today by Sun with the Securities and Exchange Commission. Glenmede is either trustee or co-trustee of the Pew charitable trusts. Each Depositary Share represents ownership of one-half of one share of Sun Company, Inc. Series A Cumulative Preference Stock. Sun Company will not receive any of the proceeds from the sale.

     The offering will be managed by Morgan Stanley & Co. Incorporated, CS First Boston, and Smith Barney Inc. This offering represents all of the Depositary Shares held by the Pew charitable trusts and 47 percent of the 25 million shares of Sun's outstanding Depositary Shares. Glenmede, as fiduciary for various accounts, including the Pew charitable trusts, will continue to own approximately 4.2 million shares of Sun Common Stock, representing 5.66 percent of Sun's outstanding shares of Common Stock.

     A written prospectus relating to this offering meeting the requirements of
Section 10 of the Securities Act of 1933 may be obtained from the following underwriters of the offering: Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036; CS First Boston, Park Avenue Plaza, 55 East 52nd Street, New York, NY 10055-0186, and Smith Barney Inc., 388 Greenwich Street, New York, NY 10105.

     A registration statement relating to these securities was filed with the Securities and Exchange Commission on March 7, 1996, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Sun Company, Inc., headquartered in Philadelphia, PA, operates five domestic refineries and markets gasoline under the Sunoco brand through approximately 4,000 service stations in 17 states from Maine to Indiana and in the District of Columbia. These outlets include more than 500 convenience stores and approximately 350 Sunoco Ultra Service Centers. Sun also sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, conducts coal mining and cokemaking operations in Virginia and Kentucky and produces crude oil and natural gas in the U.K. North Sea.

     CONTACT: Media, Bud Davis, 215-977-3485, or Investors, Terry Delaney, 215-977-6106, both of Sun Company, or Albert Piscopo of Glenmede, 215-419-6020.